Exhibit 99.1

Contact:

AtriCure, Inc.

Julie A. Piton

Vice President and Chief Financial Officer

(513) 755-4561

jpiton@atricure.com

AtriCure Reports Third Quarter 2007 Financial Results

Highlights

•	Total revenues of $12.1 million – up 29% over third quarter 2006

•	Net loss narrows to $2.6 million - record performance

•	Domestic open-heart revenues of $6.7 million - up 22% over third quarter 2006

•	Domestic minimally invasive product revenues of $3.5 million - up 28% over third quarter 2006

•	Record international revenues of $1.8 million - up 65% over third quarter of 2006

•	Initial human implants – left atrial appendage clip system

•	Minimally invasive Isolator SynergyTM system released

WEST CHESTER, Ohio – November 6, 2007 – AtriCure, Inc. (Nasdaq: ATRC), a medical device company and leader in cardiac surgical ablation systems, today announced revenues of $12.1 million for its third quarter ended September 30, 2007. The net loss for the quarter was $2.6 million, the most favorable performance since becoming a public company.

“We are encouraged by our momentum, operating leverage and overall financial performance during the third quarter. The men and women of AtriCure have amassed greater penetration and stronger market presence in each of our current business sectors. Additionally, we believe that our left atrial appendage clip system will develop into a new business sector and represents a new high growth opportunity for our Company,” said David J. Drachman, President and Chief Executive Officer. “We strongly believe that no other atrial fibrillation company is better prepared or positioned than AtriCure to deliver results for patients, physicians and shareholders.”

Third Quarter 2007 Financial Results

Third quarter 2007 revenues were $12.1 million, a 28.8% increase over third quarter 2006 revenues of $9.4 million and, impacted by seasonality, a 2.4% decrease as compared to second quarter 2007 revenues of $12.4 million. Revenues from domestic open-heart products were $6.7 million, a 21.9% increase compared to $5.5 million in the third quarter of 2006 and relatively consistent with revenues for the second quarter of 2007. Revenues from domestic minimally invasive products were $3.5 million, representing a 28.0% increase over third quarter 2006 revenues of $2.8 million and a $0.5 million decrease over second quarter 2007 revenues of $4.0 million. International revenues were a record $1.8 million, a 64.6% increase over third quarter 2006 revenues and a 20.3% sequential quarter increase.

Third quarter 2007 gross profit was $9.3 million and gross margin was 77.1%, compared to gross profit of $7.5 million and a gross margin of 79.8% for the third quarter of 2006. The gross margin for the second quarter of 2007 was 79.4%. The decrease in gross margin as compared to the third quarter of 2006 and sequentially, was primarily due to an increased mix of international revenues which generally provide a lower gross margin than domestic revenues, and the introduction of new products which initially drive a higher product cost.

Operating expenses were $12.2 million for the third quarter of 2007 as compared with $10.9 million for the third quarter of 2006. The increase in operating expenses was primarily due to an increase in sales and marketing expenses. The net loss for the third quarter of 2007 was $2.6 million as compared to $3.2 million for the third quarter of 2006 and $2.8 million for the second quarter of 2007. Net loss per share was $0.18 for the third quarter of 2007 as compared with a loss per share of $0.26 for the third quarter of 2006. The net loss for the second quarter of 2007 was $2.8 million, or $0.22 per share.

Cash, cash equivalents and short-term investments were $21.2 million at September 30, 2007 and there were 14.1 million shares of common stock outstanding.

Initial Human Implants – Left Atrial Appendage Clip System

In September 2007, AtriCure’s left atrial appendage clip was successfully implanted during an open-heart surgical procedure. To date, as part of a European clinical study, AtriCure’s left atrial appendage clip has been successfully implanted in a small series of patients during open-heart surgical procedures in Zurich, Switzerland.

Minimally Invasive Isolator SynergyTM System Released

During the quarter, AtriCure released its next generation minimally invasive clamp system, Isolator SynergyTM. This system incorporates two pulsing pairs of electrodes in the jaws of the clamp. AtriCure believes this enhanced technology allows physicians to ensure full thickness ablations in thicker, more diseased tissues and creates more durable lines of block. The open-heart version was released during the first quarter of 2007 and has been widely adopted.

Financial Guidance

For the full year 2007, the Company is narrowing its revenue guidance range and lowering its net loss per share guidance. The Company expects annual 2007 revenues to be in the range of $48.0 to $48.7 million and net loss per share to be in the range of $0.92 to $0.97 per share. For the fourth quarter 2007, revenues are expected to be between $12.8 and $13.5 million.

Conference Call

AtriCure will host a conference call at 10:00 a.m. ET on Tuesday, November 6, 2007, to discuss third quarter 2007 results. A live web cast of the conference call will be available online from the investor relations page of AtriCure’s corporate web site at www.atricure.com. Pre-registration is available for this call at the following URL:

https://www.theconferencingservice.com/prereg/key.process?key=PWTAHHJ3Q. Pre-registering is not mandatory, but is recommended as it will provide you immediate entry into the call and will facilitate the timely start of the call. Pre-registration only takes a few moments and you may pre-register at any time, including up to and after the call start time. Alternatively, if you prefer being placed into the call by an operator, please call 888-713-4218 for domestic callers and 617-213-4870 for international callers at least 15 minutes prior to the call start time and use reservation number 91207687.

The web cast will remain available on AtriCure’s web site through December 6, 2007. A telephonic replay of the call will also be available until December 6, 2007. The replay numbers are 888-286-8010 for domestic callers and 617-801-6888 for international callers. Please use reservation code 85213467.

About AtriCure, Inc.

AtriCure, Inc. is a medical device company and leader in developing, manufacturing and selling innovative cardiac surgical ablation systems designed to create precise lesions, or scars, in cardiac, or heart, tissues. Medical journals have described the adoption by leading cardiothoracic surgeons of the AtriCure Isolator® bipolar ablation clamps as a treatment alternative during open-heart surgical procedures to create lesions in cardiac tissue to block the abnormal electrical impulses that cause atrial fibrillation, or AF, a rapid, irregular quivering of the upper chambers of the heart. Additionally, leading cardiothoracic surgeons have described the AtriCure Isolator® clamps as a promising treatment alternative for patients who may be candidates for sole-therapy minimally invasive procedures. AF affects more than 2.5 million Americans and predisposes them to a five-fold increased risk of stroke.

The FDA has cleared the AtriCure Isolator® bipolar ablation system, including the new Isolator SynergyTM ablation clamps, for the ablation, or destruction, of soft tissues in general and cardiac related surgical procedures, but to date has not cleared or approved the system for the treatment of AF. The FDA has cleared the AtriCure multifunctional bipolar Pen for the ablation of cardiac tissue and for temporary pacing, sensing, stimulating and recording during the evaluation of cardiac arrhythmias, but the multifunctional bipolar Pen has not been approved for the treatment of AF.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that address activities, events or developments that AtriCure expects, believes or anticipates will or may occur in the future, such as earnings estimates, other predictions of financial performance, launches by AtriCure of new products and market acceptance of AtriCure’s products. Forward-looking statements are based on AtriCure’s experience and perception of current conditions, trends, expected future developments and other factors it believes are appropriate under the circumstances and are subject to numerous risks and uncertainties, many of which are beyond AtriCure’s control. These risks and uncertainties include the rate and degree of market acceptance of AtriCure’s products, AtriCure’s ability to develop and market new and enhanced products, the timing of and ability to obtain and maintain regulatory clearances and approvals for its products, the timing of and ability to obtain reimbursement of procedures utilizing AtriCure’s products, competition from existing and new products and procedures or AtriCure’s ability to effectively react to other risks and uncertainties described from time to time in AtriCure’s SEC filings, such as fluctuation of quarterly financial results, reliance on third party manufacturers and suppliers, litigation (including the purported class action lawsuit) or other proceedings, government regulation and stock price volatility. AtriCure does not guarantee any forward-looking statement, and actual results may differ materially from those projected. AtriCure undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

ATRICURE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenues	$12,054,459	$9,358,045	$35,157,448	$27,643,891
Cost of revenues	2,760,418	1,885,946	7,518,066	5,271,104

Gross profit	9,294,041	7,472,099	27,639,382	22,372,787

Operating expenses:
Research and development expenses	2,397,837	3,172,286	8,455,098	9,010,950
Selling, general and administrative expenses	9,805,004	7,691,260	30,125,026	23,676,328

Total operating expenses	12,202,841	10,863,546	38,580,124	32,687,278

Loss from operations	(2,908,800)	(3,391,447)	(10,940,742)	(10,314,491)
Other income (loss):
Interest income, net	236,499	235,849	562,141	788,149
Grant income	74,190	—	486,523	72,632
Foreign currency transaction (loss) gain	(65)	—	204,393	—

Net loss	$(2,598,176)	$(3,155,598)	$(9,687,685)	$(9,453,710)

Basic and diluted loss per share	$(0.18)	$(0.26)	$(0.74)	$(0.78)

Weighted average shares outstanding:
Basic and diluted	14,125,230	12,148,565	13,129,204	12,121,044

ATRICURE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30, 2007	December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$17,230,239	$14,890,383
Short-term investments	3,979,050	4,598,032
Accounts receivable, net	7,362,113	6,562,341
Inventories, net	4,172,069	3,389,401
Other current assets	1,353,415	1,247,738

Total current assets	34,096,886	30,687,895
Property and equipment, net	4,385,978	3,643,069
Intangible assets	1,095,611	772,778
Goodwill	6,222,258	3,840,837
Other assets	141,231	183,486

Total assets	$45,941,964	$39,128,065

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$7,087,149	$7,265,424
Current maturities of long-term debt and capital leases	412,676	391,460

Total current liabilities	7,499,825	7,656,884
Long-term debt and capital leases	384,592	692,544
Other liabilities	334,062	84,375

Total liabilities	8,218,479	8,433,803

Stockholders’ equity:
Common stock	14,129	12,189
Additional paid-in capital	103,439,341	86,646,064
Other comprehensive income	12,364	90,673
Accumulated deficit	(65,742,349)	(56,054,664)

Total stockholders’ equity	37,723,485	30,694,262

Total liabilities and stockholders’ equity	$45,941,964	$39,128,065

ATRICURE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30,
	2007	2006
Cash flows from operating activities:
Net loss	$(9,687,685)	$(9,453,710)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,662,198	1,364,958
Loss (gain) on disposal of equipment	6,852	(20,000)
Provision for accounts receivable	(40,297)	81,420
Share-based compensation expense	1,376,809	649,422
Changes in assets and liabilities:
Accounts receivable	(759,473)	(1,302,110)
Inventories, net	(337,010)	(1,114,411)
Other current assets	(128,563)	(614,958)
Accounts payable and accrued liabilities	(160,272)	364,332
Other non-current assets and liabilities	255,249	60,988

Net cash used in operating activities	(7,812,192)	(9,984,069)

Cash flows from investing activities:
Purchases of property & equipment, net	(2,268,489)	(1,378,541)
Proceeds from sale of property & equipment	—	20,000
Purchases of available-for-sale securities	(3,964,561)	(5,482,883)
Maturities of available-for-sale securities	4,608,000	5,365,000
Cash paid for acquisition	(3,337,103)	—

Net cash used in investing activities	(4,962,153)	(1,476,424)

Cash flows from financing activities:
Payments on long-term debt and capital leases	(292,792)	(275,468)
Proceeds from stock option exercises	169,873	83,843
Net proceeds from private placement of common shares	15,317,002	—

Net cash provided by (used in) financing activities	15,194,083	(191,625)

Effect of exchange rate changes on cash	(79,882)	35,291

Net increase (decrease) in cash and cash equivalents	2,339,856	(11,616,827)
Cash and cash equivalents - beginning of period	14,890,383	27,432,948

Cash and cash equivalents - end of period	$17,230,239	$15,816,121